Exhibit 10.42

                            QUOTA SHARE AND STOP LOSS
                               REINSURANCE TREATY
                   (hereinafter referred to as this Agreement)

BETWEEN:

CapMAC Assurance S.A.
112, avenue Kleber
75784 Paris Cedex 16
(the "Company")

AND

Capital Markets Assurance Corporation
885 Third Avenue
New York, New York 10022
(the "Reinsurer")

In consideration of the mutual covenants and upon the terms and conditions set forth below, the parties hereto agree as follows:

1. TERM

This Agreement is effective as of 12 a.m. 15 May 1996 and shall remain in full force and effect until terminated as provided in Section 8.7 hereof.

2. DEFINITION OF TERMS

For purposes of this Agreement:

      2.1 - "Allocated Loss Adjustment Expenses" means with respect to each Bond those costs and expenses with respect to

            (a) a claim under such Bond or

            (b) actions taken to postpone, mitigate, defend or avoid a claim under a Bond, which are incurred by the Company in respect of such claim or action, including but not limited to court costs, interest upon judgements, costs to finance claims, receivables purchases or other
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            payments made prior to recovery, and investigation, adjustment, asset servicing, and legal expenses chargeable to the investigation, negotiation, settlement or defense of a claim or loss or the protection and perfection of any subrogation or salvage rights under such Bond; the term shall not include Unallocated Loss Adjustment Expenses.

      2.2 - "Bond" means each financial guaranty insurance policy or surety bond issued by the Company while this Agreement is in effect, and each reinsurance agreement entered into by the Company while this Agreement is in effect pursuant to which the Company acts as a reinsurer (except for any reinsurance agreement pursuant to which the Company, as a reinsurer, provides reinsurance to the Reinsurer as ceding company), in each case only with respect to risks that may be insured by a financial guaranty insurance company under Sections 69.01 and 69.04 of the New York Insurance Law.

      2.3 - "Business Day" shall mean any day on which commercial banks are open for business in Paris and in New York.

      2.4 - "Loss" means, with respect to each Bond, any amount incurred by the Company at any time after the issuance of such Bond in settlement of any claims or in satisfaction of any judgment in respect of such Bond.

      2.5 - "Net Retained Line" means, with respect to each Bond, the amount of liability with respect to such Bond that the Company retains net for its own account after any reinsurance, other than the reinsurance provided for in this Agreement.

      2.6 - "Proportionate Share" means for purposes of determining the Reinsurer's share of premiums, Losses, Allocated Loss Adjustment Expenses and recoveries or salvage, ninety five percent (95%).

      2.7 - "Ultimate Net Loss" means the sum of (i) Losses with respect to all Bonds issued by the Company, plus (ii) any Allocated Loss Adjustment Expenses minus (iii) salvage and recoveries minus (iv) recoveries from all other reinsurance in effect with respect to the Bonds reinsured hereunder, whether collectible or not.

      2.8 - "Unallocated Loss Adjustment Expenses" means the ordinary office expenses and salaries of directors, officials or employees of the Company which would have been incurred by the Company in the ordinary course of business if the Company had not experienced a claim under any Bond or not deemed necessary action to postpone, mitigate or avoid a claim; but does not include such additional expenses which are incurred by the Company as a result of such a claim or any such action.

      2.10 - "Underlying obligations(s)" means with respect to each Bond the obligations of parties to an underlying transaction, the performance of which such Bond secures or guarantees.

3. COVER AND LIMIT OF LIABILITY

      3.1 - Subject only to the terms, conditions, exclusions and limitations hereof and, with respect to each Bond, the terms, conditions, exclusions and limitations of such Bond, the Reinsurer hereby accepts, reinsures and indemnifies the Company for its Proportionate Share of any Loss the Company may incur in respect of its Net Retained Line of any Bond, whether such Loss occurs
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      during or after the expiration or termination of this Agreement.

      In addition, the Reinsurer shall be liable to the Company for its Proportionate Share of Allocated Loss Adjustment Expenses, but shall not be liable to the Company for Unallocated Loss Adjustment Expenses.

      If any claim by the Company pursuant to this Section 3.1 is in a currency other than the currency in which the Loss or Loss Adjustment Expense is payable, the amount payable by the Reinsurer shall be determined by using the exchange rate in effect at the date of notice given pursuant to
      Section 5.2.

      3.2 - In addition to the reinsurance provided in Section 3.1 hereof, subject only to the terms, conditions, exclusions and limitations hereof, the Reinsurer hereby accepts, reinsures and indemnifies the Company for the Company's Ultimate Net Loss in each calendar year during which this Agreement is in effect in excess of the greater of

            (i)   2.5 million Francs and

            (ii) an amount equal to 5% of the paid up capital and reserves of the Company as of (x) in the case of the initial calendar year during which this Agreement is in effect, the date on which this Agreement becomes effective and (y) in the case of each subsequent calendar year during which this Agreement is in effect, the last day of the preceding calendar year, provided that the Reinsurer's liability under this Section 3.2 shall not exceed $10 million in the aggregate in any such calendar year.

      If any claim by the Company pursuant to this Section 3.2 is in a currency other than French Francs, the amount payable by the Reinsurer shall be determined by using the exchange rate in effect at the date of notice given pursuant to Section 5.2.

      All salvage, recoveries and other payments recovered or received subsequent to a loss settlement under this Section 3.2 shall be applied as if recovered or received immediately before such loss settlement, and the Company and the Reinsurer shall make all necessary adjustments as a result thereof.

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4. PREMIUMS AND COMMISSION

      4.1 - The Company will pay to the Reinsurer out of premiums received by it in respect of the Net Retained Line of each Bond, as a reinsurance premium in respect of the quota share reinsurance provided by the Reinsurer under
      Section 3.1 hereof, for the period beginning on the date of issuance of such Bond and ending on the earlier of:

            (i)   the date on which such Bond expires by its terms and

            (ii) the date on which the Company reassumes the liability with respect to such Bond from the Reinsurer pursuant to Section
                  8.7.2 hereof,

      the Reinsurer's Proportionate Share of such premiums.

      4.2 - The Reinsurer will allow the Company a ceding commission of 30% on all ceded reinsurance premiums paid to it hereunder. Any reinsurance premium, or portion thereof, returned for any reason whatsoever to the Company by the Reinsurer will be returned net of the ceding commission.

      4.3 - The Company will pay to the Reinsurer, as a reinsurance premium in respect of the excess of loss reinsurance provided by the Reinsurer under
      Section 3.2 hereof, the sum of .50% per year on the amount of excess of loss reinsurance for each year (or portion thereof) during which the excess of loss cover provided to the Company hereunder is in effect, payable in advance on the date this Agreement is executed and on each annual anniversary of this Agreement.

5. ACCOUNTS, REPORTS AND REMITTANCES

      5.1 - The Company shall furnish to the Reinsurer an account of the reinsurance of all Bonds ceded to and assumed by the Reinsurer under this Agreement, including information with respect to Losses, premiums, ceding commissions, Allocated Loss Adjustment Expenses and reserves, as may be requested by the Reinsurer from time to time.

      5.2 - If the Reinsurer receives notice from the Company of payment by the Company of a Loss or Allocated Loss Adjustment Expense in respect of a Bond reinsured by the Reinsurer pursuant to Section 3.1 hereof or of a claim under the excess of loss reinsurance provided in Section 3.2, the Reinsurer shall remit to the Company its Proportionate Share of such Loss or Allocated Loss Adjustment Expense or the amount of such claim as outlined in Section 3.2, as the case may be, by wire transfer of immediately available funds in the currency specified by the Company payable to an account specified by the Company, (i) if such notice is received by 8 a.m. New York, New York time on any Business Day, by no later than 3 p.m. on the same day and (ii) if such notice is received after 8 a.m. New York, New York time on any Business Day, by no later than 3 p.m. on the next succeeding Business Day.

      5.3 - No later than the last day of each calendar month during which any Bond is reinsured hereunder or such other time as the Company and the Reinsurer may agree from time to time, the Company shall pay to the Reinsurer the Reinsurer's Proportionate Share of premiums and recoveries and salvage received by the Company during such month with respect to such Bond.

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6. NOTICE OF CLAIMS

      The Company shall notify the Reinsurer promptly after the Company has actual knowledge thereof, of any of the following events:

            (i)   any pending or threatened claim with respect to any Bond, or

            (ii) any pending or threatened litigation regarding any Bond or any underlying transaction.

      Failure to provide the notice required above shall not relieve the Reinsurer of its obligations under this Agreement.

7. GENERAL PRINCIPLES OF ADMINISTRATION

      7.1 - The true intent of this Agreement is that, except as and only to the extent specified below, the Reinsurer shall in every case follow the fortunes of the Company. To that end the reinsurance hereby provided shall be subject in all respects to the same rates, terms, conditions, interpretations and waivers, and to the same modifications, alternations and cancellations, as any Bond and any endorsement thereto issued or accepted by CapMAC Assurance S.A. Any change in the terms and conditions of any Bond or any other documents related thereto, or in the underlying transactions or obligations, shall not discharge the Reinsurer unless the changes would entitle the Company to be discharged from its obligations under such Bond and the Company elects to be so discharged. In no event shall any such change relieve the Company of any obligations under such Bond at the expense of the Reinsurer.

      The control and administration of claims and pursuit of rights of salvage, recoveries, remedies, whether by subrogation or otherwise, under or with respect to such Bond shall be the responsibility and right of the Company, and the Reinsurer shall follow the fortunes and decisions of the Company and abide by the settlements of Losses, incurrence of Allocated Loss Adjustment Expenses, and pursuit of such salvage, recoveries, or remedies by the Company.

      7.2 - The Reinsurer shall share, as its obligations and interests appear, in Losses, Allocated Loss Adjustment Expenses, and recoveries or salvage, whether pursuant to subrogation or otherwise (except for payments made under other reinsurance agreements).

8. GENERAL CONDITIONS

      8.1 Insolvency Clause

      In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company, or its liquidator, receiver, administrator or administrative receiver on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, administrator or administrative receiver of the Company has failed to pay all or a portion of any claim.

      It is agreed, however, that within a reasonable time the liquidator, receiver, administrator or administrative receiver of the Company shall give written notice to each Reinsurer of the pendency of a claim against the Company indicating the subject Bond reinsured by such Reinsurer.

      During the pendency of such claim, each Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, administrator or administrative receiver.

      This reinsurance shall be payable by the Reinsurer to the Company, or to its liquidator, receiver, administrator or administrative receiver, except
      (a) where this Agreement (by way of an endorsement hereto with respect to any Bond) specifically provides for another payee of this reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer, with the consent of the payees under the Bond, has assumed the Company's direct obligations to such payees in substitution for the obligations of the Company to such payees. Any reinsurance payable by the Reinsurer to another payee in accordance with the provisions of clauses (a) and (b) of the preceding sentence shall not be deemed a "Loss with respect to a Bond" for purposes of clause (i) of the definition of "Ultimate Net Loss".

      8.2 Offset Clause

      Offset shall be allowed under this agreement between the parties with respect to any amounts due to or owed by either of them under this Agreement. In the event of the insolvency of a party hereto, offsets shall be allowed only in accordance with the provisions of Section 74.27 of the New York Insurance Law, inasmuch as it does not conflict with French law n(degree)85-98 of 25 January 1985 dealing with the judicial processes of administration and liquidation in insolvency situations.

      8.3 Errors and Omissions Clause

      Any inadvertent delay, omission, or error shall not be held to relieve any party hereto from any liability which would attach to it hereunder if such delay, omission, or error had not been made, provided such delay, omission or error is rectified as soon as practicably possible after discovery.

      8.4 Maintenance of Books and Records; Access to Records Clause

      (i) Each of the Company and the Reinsurer agree to maintain books, accounts and records with respect to the reinsurance provided hereunder that accurately and clearly disclose the nature and detail of the reinsurance provided hereunder.

      (ii) The Reinsurer or its duly authorized representative shall, subject to Section 8.8 hereof, have access to and the right to inspect and copy, at its own expense, the books and records of the Company relating to this Agreement and the reinsurance hereunder at all reasonable times for the purpose of obtaining information concerning this Agreement and the Bonds reinsured hereunder or the subject matter hereof.

      8.5 Reserves

      The Reinsurer shall maintain reserves with respect to its share of outstanding Losses, unearned premium, and contingency reserves as required by all applicable law.

      8.6 Notices

      Any and all notices, requests, demands or other communications required or permitted to be given hereunder shall be in writing and shall be given or mailed by first class certified mail, return receipt requested, facsimile transmission or by an overnight delivery service, addressed to the parties at the addresses set forth below:

      - if to the Company, to:

      CapMAC Assurance S.A.
      112, avenue Kleber
      75784 Paris Cedex 16
      Fax No.: (1) 47 55 74 26

      - if to the Reinsurer, to:

      Capital Markets Assurance Corporation
      885 Third Avenue
      New York, New York 10022
      Attention:  Reinsurance Department
      Fax No.:  (212) 755-5462

      8.7 Exclusions, Termination and Cancellation

      8.7.1 This Agreement shall be subject to the exclusions and other limitations provided in the Bonds reinsured hereunder.

      8.7.2 The Company and the Reinsurer shall have the right to terminate the quota share reinsurance provided under Section 3.1 and/or the excess of loss reinsurance provided under Section 3.2 hereof by mutual written consent. Unless otherwise agreed between the Company and the Reinsurer, in the event of any such termination, the Reinsurer shall continue to cover and reinsure pursuant to
              Section 3.1 its Proportionate Share of all Bonds issued prior to the time and date of such termination, including any such Bonds issued after the giving of notice of termination and prior to the effective time and date of termination, until the expiration of such Bonds in accordance with their terms.

      8.7.3 The obligations and undertakings of the parties hereto with respect to any Bond shall be canceled upon any expiration or termination of such Bond.

      8.8 Confidentiality

      The Reinsurer agrees that it will and will cause its employees, affiliates, legal counsel, auditors, accountants and other agents to maintain the confidentiality of each Bond, the reinsurance undertaken with respect to each Bond, all underlying transactions and underlying obligations and all certificates, reports, agreements, notices and communications of any sort relating to any of the foregoing in its communications with third parties, except (i) to the extent required by law, regulation or order, (ii) in respect of any information that may be generally available to the public or become available to the public through no fault of such person and (iii) to the extent disclosed to any rating agency then rating the Reinsurer.

      8.9 Amendments

      The terms of this Agreement shall not be waived, amended or in any way modified unless (i) the Reinsurer shall have obtained confirmation from the Superintendent of Insurance of the State of New York of non-disapproval of such waiver, amendment or modification, (ii) such waiver, amendment or modification shall be contained in an endorsement to this Agreement, executed by duly authorized representatives of all parties and (iii) Standard & Poor's Ratings Services and any other rating agency that then assigns a rating to the Company's claims paying ability or financial strength confirms that any such amendment, modification or waiver would not adversely affect the level of such ratings then assigned to the Company.

      8.10 Arbitration Clause

      All disputes arising under or in connection with this Agreement, other than claims for rescission or reformation of this Agreement, shall be submitted to the American Arbitration Association under its then prevailing commercial arbitration rules. Any party seeking arbitration hereunder (the "Claimant") of any dispute shall initiate such arbitration by the delivery of a written notice of demand for arbitration to the other party (the "Respondent") within a reasonable time after the dispute has arisen. The arbitration will be held before a panel (the "Panel") of three
      (3) arbitrators in New York, New York, U.S.A. Each party shall choose one
      (1) arbitrator and the two (2) party-selected arbitrators shall select a third arbitrator who will serve as Chairman of the Panel.

      If the Respondent fails to appoint its arbitrator within sixty (60) days after being requested to do so by the Claimant, the then incumbent Regional Director of the American Arbitration Association in New York, New York or his delegate shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of the third arbitrator within sixty (60) days after their nominations, each of them shall name three candidates, two of whom may be rejected by the other and the selection of the third arbitrator from the two remaining candidates shall be made by the then incumbent Regional Director of the American Arbitration Association in New York, New York or his delegate.

      All arbitrators will be active or retired disinterested officers of insurance or reinsurance companies, commercial banks or other financial institutions not under the control of, controlling, or under common control with, either party to this Agreement, and shall be knowledgeable about the financial guaranty insurance business and accounts receivable financing.

      The Claimant shall submit its pre-hearing brief to the Panel within forty five (45) days from appointment of the third arbitrator. The Respondent shall submit its brief within forty five (45) days thereafter and the Claimant may submit a reply brief within thirty (30) days after filing of the Respondent's brief. The periods of time may be extended by unanimous consent in writing of the Panel. The rules and procedures for pre-hearing investigations shall be established by the Panel.

      The Panel shall make its decision giving regard to the custom and usage of the insurance and reinsurance business. The Panel shall issue its decision in writing based upon a hearing in which evidence may be introduced without following the strict rules of evidence but in which cross-examination and rebuttal shall be allowed. At such hearing, the Reinsurer shall have the right to be represented by counsel of its own choice. The Panel shall make its decision within sixty (60) days following the termination of the hearings unless the parties consent to an extension. The majority decision of the Panel, upon delivery thereof to the parties, shall be final and binding upon all parties to the proceeding.

      To the extent allowed by applicable law, any arbitral award hereunder and any judgment thereon shall bear interest at the rate equal from time to time to the rate publicly announced by Citibank, N.A. from time to time as its prime rate plus two percent (2%). Any such award shall be payable in United States Dollars in New York, New York.

      To the extent any rules or procedures necessary to conduct such arbitration are not specified by this arbitration clause, the Commercial Arbitration Rules of the American Arbitration Association and the Convention on Recognition and Enforcement of Foreign Arbitral Awards (June 10, 1958) shall be used as guidelines in fashioning such rules or procedures. The Company and the Reinsurer shall each bear the expenses of its own arbitrator and its own counsel and shall jointly bear with the other party the expenses of the third arbitrator. The remaining costs of the arbitration proceeding shall be allocated by the Panel.

      The parties consent to the jurisdiction of the Supreme Court of the State of New York, County of New York, and of the United States District Court for the Southern District of New York, for all purposes in connection with such arbitration, including without limitation any application to compel arbitration or to confirm any arbitration award.

      The parties consent that any process or notice of motion or other application to either of said Courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or board of arbitration, provided a reasonable time for appearances is allowed.

      Such service upon the Company shall be directed to the Company, in care of the Company's President. Such service upon the Reinsurer shall be directed to the Reinsurer in care of its General Counsel.

      8.11 Applicable Law

      This Agreement shall be governed by and construed in accordance with the laws of the French Republic.

      8.12 Severability

      Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

      8.13 Waiver

      The failure of any party to insist on strict compliance with this Agreement, or to exercise any right or remedy hereunder, shall not constitute a waiver of any rights contained herein nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a remedy in the future.

      8.14 Counterparts

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      This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

      8.15 Headings

      The headings preceding the text of the Sections of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, interpretation, construction or effect of this Agreement.


/s/ Charles Jackson Lester                Date: 15 May 1996
--------------------------

Charles Jackson Lester
CapMAC Assurance SA



/s/ Ram D. Wertheim                       Date: 15 May 1996
-------------------

Ram D Wertheim
Capital Markets Assurance Corporation